Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Basic Energy Services, Inc.:

We consent to the incorporation by reference in the registration statements  on Form S-3 (No. 333-180566 and No. 333-180673) and on Form S-8 (No. 333-130509, No. 333-181674 and No. 333-189013) of Basic Energy Services, Inc. of our reports dated February 24, 2014, with respect to the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appears in the December 31, 2013 annual report on Form 10‑K of Basic Energy Services, Inc.

Our report dated February 24, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states the Company acquired Atlas Environmental Consulting, Inc., Atlas Oilfield Construction Company, LLC., Petroleum Water Solutions, LLC, and Karnes Water Management, LLC (collectively, the “Acquisitions”) during 2013, and management excluded from its assessment of the effectiveness of Basic Energy Services, Inc.’s internal control over financial reporting as of December 31, 2013, the Acquisitions’ internal control over financial reporting associated with total assets of $21.5 million and total revenues of $10.6 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

KPMG LLP

Dallas, Texas

February 24, 2014